Registration Nos. 33-91524 and
                                                                  33-91524-01
                                                  Filing Under Rule 424(b)(3)

PRICING SUPPLEMENT NO. 5 DATED SEPTEMBER 26, 1996
-------------------------------------------------
(To Prospectus and Prospectus Supplement dated May 22, 1995)


                       SMITHKLINE  BEECHAM  CORPORATION

                         Medium-Term Notes, Series A
          With Maturities of Nine Months or More from Date of Issue

                Payment of the Principal, Premium, if any, and
            Interest on the Notes is Unconditionally Guaranteed by

                           SMITHKLINE  BEECHAM  PLC


Except as set forth herein, the Notes offered hereby (the "6.625% Notes") are "Fixed Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated May 22, 1995 relating to Fixed Rate Notes.

Principal Amount:             $100,000,000

Original Issue Date:          October 1, 1996
 (Settlement Date)

Stated Maturity Date:         October 1, 2001

Specified Currency:           U.S. Dollars

Interest Rate:                6.625%

Interest Payment Dates:       Interest will be payable semiannually in arrears
                              on April 1 and October 1 of each year,
                              commencing April 1, 1997.

Regular Record Dates:         Fifteenth calendar day (whether or not a Market
                              Day) next preceding each Interest Payment Date.

Redemption:                   The 6.625% Notes will not be redeemable at the
                              option of the Issuer prior to their Stated
                              Maturity.

Repayment:                    The 6.625% Notes will not be repayable at the
                              option of any Holder prior to their Stated
                              Maturity.

Form of Note:                 Global Security

Original Issue
  Discount Note:              No


                      SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in a Distribution Agreement dated May 24, 1995, as supplemented by a Purchase Agreement dated
September 26, 1996, the Issuer has agreed to sell to J.P. Morgan
Securities Inc. (the "Underwriter"), and the Underwriter has agreed to purchase, $100,000,000 principal amount of the 6.625% Notes.

The Underwriter has advised the Issuer that it proposes initially to offer the 6.625% Notes to the public at a public offering price equal to 99.957% of the principal amount (plus accrued interest, if any, from October 1, 1996). After the initial public offering, the public offering price, concession and discount may be changed.

The net proceeds payable by the Underwriter to the Issuer will be 99.707% of the principal amount of the 6.625% Notes, or $99,707,000 before deduction of expenses payable by the Issuer.

The Issuer and the Guarantor have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

The 6.625% Notes are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by it, and subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the 6.625% Notes will be made in New York, New York on or about October 1, 1996.

Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus and Prospectus Supplement.